RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, CA 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

December 23, 2008

National Automation Services, Inc.
2053 Pabco Road
Henderson, NV 89011

Re:	Registration on Form S-1

Ladies and Gentlemen:

          We have acted as counsel to National Automation Services, Inc. (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-1 of 8,875,948 shares of the Company’s common stock, par value $0.001 (the “Shares”), that are currently issued and outstanding and held by the selling stockholders identified in the registration statement. In connection with this registration, we have reviewed the proceedings of the board of directors of the Company relating to the registration and the issuance of the Shares, the Company’s Articles of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

          Based upon that review, it is our opinion that the Shares are legally issued, fully paid, and nonassessable.

          We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

          We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Experts” in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP

By: /s/ Richardson & Patel LLP